Exhibit 99.1

Twist Bioscience Promotes Patrick Weiss to Chief Operating Officer Setting

Stage for Future Growth

— Bill Banyai, Ph.D., to Lead DNA Data Storage and Technology Development —

SAN FRANCISCO, Calif. – January 13, 2020 – Twist Bioscience Corporation (NASDAQ: TWST), a company enabling customers to succeed through its offering of high-quality synthetic DNA using its silicon platform, today announced the promotion of Patrick Weiss to chief operating officer and the appointment of Bill Banyai, Ph.D., as senior vice president of advanced development and general manager of data storage. Both executive appointments support Twist’s drive for commercial growth.

“Patrick has built the operational infrastructure at Twist from the beginning, transforming a complex manufacturing process into a robust commercial platform,” said Emily M. Leproust, Ph.D., CEO and co-founder of Twist Bioscience. “Patrick’s prior experience leading a DNA synthesis company and driving toward profitability will be integral as we manufacture additional products and continue to expand our commercial reach into the future.”

Dr. Banyai is a co-founder and director of the company and together with Bill Peck, Ph.D., chief technology officer of Twist Bioscience, developed the silicon-based DNA synthesis platform, including both the software and hardware infrastructure. He led the integration of Genome Compiler, a company Twist acquired in April 2016, and has been responsible for all facilities expansion. He will maintain his board seat.

“Bill has been instrumental in building and operationalizing our silicon-based DNA synthesis platform as well as supporting the growth of the company,” continued Dr. Leproust. “We are thrilled to have Bill commit to lead our commercialization efforts in DNA data storage full time, employing his passion to develop practical solutions to complex engineering problems.”

About Twist Bioscience Corporation

Twist Bioscience is a leading and rapidly growing synthetic biology company that has developed a disruptive DNA synthesis platform to industrialize the engineering of biology. The core of the platform is a proprietary technology that pioneers a new method of manufacturing synthetic DNA by “writing” DNA on a silicon chip. Twist is leveraging its unique technology to manufacture a broad range of synthetic DNA-based products, including synthetic genes, tools for next-generation sequencing (NGS) preparation, and antibody libraries for drug discovery and development. Twist is also pursuing longer-term opportunities in digital data storage in DNA and biologics drug discovery. Twist makes products for use across many industries including healthcare, industrial chemicals, agriculture and academic research.

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CONTACTS:

Investor Contact:

Argot Partners

Maeve Conneighton

212-600-1902

maeve@argotpartners.com

Media Contact:

Angela Bitting

925- 202-6211

media@twistbioscience.com